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                                                                 Exhibit 10.20


                     GENZYME CORPORATION DIRECTORS' DEFERRED
                                COMPENSATION PLAN

                                    ARTICLE I

                                     GENERAL

         1.1 ESTABLISHMENT OF PLAN. Genzyme Corporation ("Genzyme") hereby establishes the Genzyme Directors' Deferred Compensation Plan (the "plan"), effective as of May 16, 1996, to allow each member of the Genzyme Board of Directors who is not also an officer or employee of Genzyme to defer receipt of all or a portion of the cash compensation payable to him or her as a director of Genzyme until his or her termination of service as a director or, subject to requirements set forth in Section 3.1, such other date as may be specified by him or her.

         1.2 NO RIGHT TO CORPORATE ASSETS. This plan is unfunded and Genzyme will not be required to set aside, segregate, or deposit any funds or assets of any kind to meet its obligations hereunder. Nothing in this plan will give a participant, a participant's beneficiary or any other person any equity or other interest in the assets of Genzyme, or create a trust of any kind or a fiduciary relationship of any kind between Genzyme and any such person. Any rights that a participant, beneficiary or other person may have under this plan will be solely those of a general unsecured creditor of Genzyme.

         1.3 LIMITATION ON RIGHTS CREATED BY PLAN. Nothing in this plan will give a participant any right to continue as a director of Genzyme.

         1.4 NONALIENATION OF BENEFITS. The rights and benefits of a participant in this plan are personal to the participant. No interest, right or claim under this plan and no distribution therefrom will be assignable, transferable or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution or levy, except by designation of beneficiaries as provided in Section 3.6.

         1.5 BINDING EFFECT OF PLAN. This plan will be binding upon and inure to the benefit of participants and designated beneficiaries and their heirs, executors and administrators, and to the benefit of Genzyme and its assigns and successors in interest.

         1.6 ADMINISTRATION. This plan will be administered by the Clerk of Genzyme who will have sole responsibility for its interpretation.

         1.7 INTERPRETATION. This plan will be construed, enforced and administered according to the laws of the Commonwealth of Massachusetts.


                                   ARTICLE II

                            DEFERRAL OF COMPENSATION

         2.1 DEFERRAL AGREEMENT. Any active member of the Board of Directors of Genzyme who is not an officer or employee of Genzyme or its subsidiaries (an "outside director") is eligible to participate in this plan. An outside director may participate in the plan by executing an agreement before the first day of any calendar quarter in which such agreement will take effect authorizing Genzyme to defer all or a portion of his or her compensation as director (the "deferral agreement"). A deferral agreement will remain in effect for each succeeding calendar quarter unless the participant files a written revocation or superseding deferral agreement with the Clerk. A deferral agreement for any particular quarter is irrevocable after the last day of the immediately preceding calendar quarter.

         2.2 AMOUNT OF DEFERRAL. Each participant may elect in his or her deferral agreement to defer 25 percent, 50 percent, 75 percent or 100 percent of the total cash compensation paid to the participant as an outside director of Genzyme.

         2.3 DEFERRAL ACCOUNT. For bookkeeping purposes only, the Clerk will establish and maintain an account (the "deferral account") for each participant which documents the compensation deferred by the participant, earnings credited to the account and payments from the account. The deferral account will consist of a subaccount for amounts earning interest, which will be denominated on a dollar basis (the "cash account"), and a subaccount for amounts invested in hypothetical shares of Genzyme Common Stock, $0.01 par value ("Genzyme Stock") which will be denominated on a share basis (the "stock account"). Each participant will indicate in his or her deferral agreement the percentage of future deferrals to be invested in the cash account and the stock account. Amounts may not be transferred between the cash account and the stock account.

         2.4 CASH ACCOUNT. As of the first day of each calendar quarter, the Clerk will credit to the participant's cash account an amount equal to the amount of compensation otherwise payable to the participant in the preceding calendar quarter which the participant has elected to defer and invest in the cash account. As of the last day of each calendar quarter, the Clerk will credit interest on the balance in the cash account on that date at the rate paid on 90-day Treasury bills hypothetically purchased on the first day of such calendar quarter. For a participant receiving installment payments, interest will be credited on the balance from time to time remaining in the cash account until the account has been completely paid.

         2.5 STOCK ACCOUNT. As of the first day of each calendar quarter, the Clerk will credit to the participant's stock account a number of shares of Genzyme Stock equal to the amount of compensation otherwise payable to the participant in the preceding calendar quarter which the participant has elected to defer and invest in Genzyme Stock divided by the stock price for Genzyme Stock. The stock price shall mean the average of the closing price of Genzyme Stock for all trading days during the applicable calendar quarter as reported by the Nasdaq National Market. As of the date of payment of any cash dividend on Genzyme Stock, the Clerk will credit to the stock account a number of shares of Genzyme Stock upon which such dividend was declared equal to (i) the cash dividend per share times the number of shares credited to the stock account as of the dividend record date divided by (ii) the closing price for Genzyme Stock on the date of payment of the dividend. As of the date of payment of any stock dividend on Genzyme Stock, the Clerk will credit to the stock account a number of shares equal to the stock dividend declared times the number of shares of Genzyme Stock upon which such dividend was declared credited to the stock account as of the dividend record date. In the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares or similar change affecting Genzyme Stock, appropriate adjustment will be made in the number and/or kind of shares credited to the stock account. The stock account is maintained for bookkeeping purposes only. Prior to distribution to a participant under Section 3.3 or 3.4, shares credited to the stock account are not considered actual shares of common stock of Genzyme for any purpose and a participant will have no rights as a stockholder with respect to such shares. Shares will include fractional shares computed to three decimal places.


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         2.6 SHARES SUBJECT TO THE PLAN. The aggregate number of shares of
Common Stock which may be optioned under this plan is 105,962 shares of Genzyme Stock. In the event of any stock dividend, split-up, combination or reclassification of shares, recapitalization or similar capital change relating to the common stock, the maximum aggregate number and kind of shares or securities of Genzyme that may be issued under the plan shall be appropriately adjusted by the Genzyme Board of Directors (whose determination shall be conclusive).


                                   ARTICLE III

                        PAYMENT OF DEFERRED COMPENSATION

         3.1 COMMENCEMENT OF PAYMENT. Each participant will elect in his or her deferral agreement to have payments commence in the calendar year following his or her termination of service as a director or such other calendar year as may be specified; provided, however, that if a participant elects to have payments commence in a calendar year other than the calendar year following his or her termination of service as a director, the earliest calendar year that a participant may elect to have payments commence shall be the second calendar year following the date of such election. For example, a deferral agreement executed in 1996 may not specify a payment commencement date earlier than 1998. Such election will be irrevocable.

         3.2 ELECTION OF FORM OF PAYMENT. Each participant will elect in his or her deferral agreement to have his or her deferral account paid in either a lump sum or in annual installments for a period specified by the participant, which period may not exceed five years.

         3.3 LUMP SUM PAYMENTS. A participant who elects to have his or her deferral account paid in a lump sum will receive the lump sum payment on or before March 1 of the year specified in the deferral agreement for commencement of payment. The lump sum payment will consist of (a) cash in the amount credited to his or her cash account, and (b) subject to Section 3.5, the number of shares of Genzyme Stock credited to his or her stock account; provided, however, that no fractional shares will be issued under the plan and the number of shares issued will be rounded down to the nearest full share.

         3.4 INSTALLMENT PAYMENTS. A participant who elects to have his or her deferral account paid in annual installments will receive an installment payment on or before March 1 of each year that installments are due commencing with the year specified in his or her deferral agreement. Each installment payment will consist of (a) cash in the amount credited to his or her cash account on the date of payment divided by the number of annual installments remaining to be paid, and (b) subject to Section 3.5, the number of shares of Genzyme Stock credited to his or her stock account divided by the number of annual installments remaining to be paid; provided, however, that no fractional shares will be issued under the plan and the number of shares issued will be rounded down to the nearest full share.

         3.5 LIMITATION ON STOCK DISTRIBUTIONS. If a participant would receive any payment from his or her stock account before the end of the period during which his or her transactions in Genzyme's equity securities are subject to reporting under Section 16 of the Securities Act of 1933, such payments shall be made in accordance with Section 3.3 or 3.4, as applicable, except that in lieu of shares, the participant shall receive cash in an amount equal to the number of shares of Genzyme Stock in his or her stock account times the closing price for Genzyme Stock as of the trading day preceding the date of distribution.


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         3.6 BENEFICIARIES. A participant may designate in his or her deferral agreement a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made upon his or her death. A participant may elect to have payments to beneficiaries paid in a lump sum or in annual installments for a period not to exceed five years. At any time, and from time to time, a participant may change or revoke his or her designation of beneficiary or form of payment without the consent of any beneficiary. Any such designation, change or revocation must be made in writing and filed with the Clerk. If the participant designates more than one beneficiary, any payments to beneficiaries will be made in equal percentages unless the participant designates otherwise. Any portion of a participant's deferral account that is not disposed of by designation of beneficiary upon the participant's death will be paid to his or her estate.

         3.7 PAYMENTS ON DEATH. If a participant dies before full payment of his or her deferral account, Genzyme will make payments to the participant's designated beneficiary or beneficiaries, or to his or her estate, of the amount remaining in the deceased participant's deferral account. Such payments will be in the form designated by the participant and will commence on the first day of the calendar quarter following the death of the participant (or as soon thereafter as practicable) and, in the case of annual installments, will be paid on or before March 1 of each succeeding year.

         3.8 HARDSHIP DISTRIBUTIONS FROM ACCOUNTS. The Clerk may, in his discretion, distribute a portion or all of a participant's cash account in case of the participant's financial hardship. The Clerk will determine the date of payment of the distribution. Hardship distributions are not permitted from a participant's stock account.


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                                   ARTICLE IV

                            AMENDMENT AND TERMINATION

         4.1 AMENDMENT. Genzyme may, without the consent of any participant, beneficiary or other person, amend the plan at any time and from time to time; provided, however, that no amendment will reduce the amount credited to the deferral account of any participant.

         4.2 TERMINATION. Genzyme may terminate the plan at any time. Upon termination of the plan, payments from a participant's deferral account shall be made in the manner and at the time prescribed in Article III; provided, however, that Genzyme may, in its discretion, distribute a participant's deferral account in a lump sum as soon as practicable after the date the plan is terminated.


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